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                                   EXHIBIT 15(d)

                             Amendment No. 1 to the
                   Distribution and Shareholder Servicing Plan

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                       Amendment No. 1 (the "Amendment")

                                       to

           Distribution and Shareholder Servicing Plan (the "Plan")

                                       of

                        The Valiant Fund (the "Trust")

                            dated July 29, 1993


The first sentence of Section 3 of the Plan is hereby amended, effective December 14, 1993, to read as follows:

3. PAYMENTS FOR DISTRIBUTION ASSISTANCE AND SUPPORT SERVICES. The Trust will make payments to the Distributor, within forty-five (45) days of the end of each calendar month of an annualized fee of up to .35% of each Fund's average daily net assets, computed as of the close of each business day, subject to such reductions, if any, as may be necessary to comply with the rules of the Securities and Exchange Commission or the National Association of Securities Dealers, Inc.

Except as set forth above, the Amendment does not alter or amend the Plan, which remains in full force and effect. The Amendment is not intended to, and does not, amend to increase materially the amounts to be paid by a Fund of the Trust under the Plan as originally adopted.

The U.S. Government Money Market Portfolio has been renamed the U.S. Treasury Income Portfolio, effective December 30, 1993.

                         THE VALIANT FUND

                           /s/ Richard F. Curcio
                         ------------------------
                         By:  Richard F. Curcio
                         Its:  President

                         INTEGRITY INVESTMENTS, INC.

                         /s/ Richard F. Curcio
                         ------------------------
                         By:  Richard F. Curcio
                         Its:  President